EXHIBIT 10.20

Compensation Arrangements for Timothy L. Stubbs

The following is a summary of the compensation arrangement effective May 22, 2007 for Timothy L. Stubbs in his capacity as Vice President/General Manager of Lisa Motor Lines, Inc. a subsidiary of the Company.

Annual Base Salary. $96,286

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the Managers’ Phantom Stock Plan.

Benefit Plans and Other Arrangements. Mr. Stubbs is eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401(k) Savings Plan, and the FFE Transportation Services, Inc. 401(k) Wrap Plan.  He is also eligible to participate in the Key Employee Supplemental Medical Plan.

Perquisites. Mr. Stubbs is eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes, a $300 per month automobile allowance and a holiday bonus equal to one week’s annual base salary.

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